Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Prosperity Bancshares, Inc. and to the incorporation by reference therein of our report dated February 7, 2019, with respect to the consolidated financial statements of LegacyTexas Financial Group, Inc. and the effectiveness of internal control over financial reporting of LegacyTexas Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 23, 2019